Exhibit 99.2(h)
MASTER PLACEMENT AGENCY AGREEMENT

AGREEMENT, made as of the 22nd day of October, 2007, between  John Hancock Distributors LLC ("Distributors") and Declaration Management & Research LLC (“DMR”) (collectively, the parties);

WHEREAS, Distributors is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD");

WHEREAS, DMR is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 and sponsors and manages certain private investment funds ("Funds") that are excluded from the term "investment company" as defined in the Investment Company Act of 1940;

WHEREAS, the parties desire to have Distributors act as placement agent with respect to the private offering and sale of interests ("Interests") in the Funds in the United States and to assume responsibility for all of the securities activities of each "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with Distributors and engaged directly or indirectly in the sale of the  Interests ("associated persons"); and

WHEREAS, Distributors wishes to utilize the services of employees of DMR, who will be deemed to be associated persons of Distributors, to perform various support and administrative functions in connection with Distributors' responsibilities under this Agreement;

NOW, THEREFORE, the parties agree as follows:

Appointment of Distributors; Distributors’ Responsibility for its own and its Associated Persons’ Legal Compliance in Offer, Sale and Delivery of Interests

1.           Distributors shall act as the placement agent for the Interests, and as such will assume full responsibility for the securities activities of all of its associated persons. Distributors will train the associated persons, register associated persons as its registered representatives or principals (as required), and supervise and control them in the performance of their securities activities. Distributors shall assume full responsibility for the continued compliance by itself and the associated persons, including registered representatives and registered principals, with all NASD requirements and Federal and state legal requirements, to the extent applicable, in connection with the offer, sale and delivery of the Interests.

Distributors’ Offer and Sale of Interests

2.           Distributors shall offer for sale Interests on behalf of DMR and the relevant Fund in each state in which the Interests may be lawfully sold.  Distributors assume no duty, responsibility or obligation, however, with respect to the qualification of the Interests under the laws of any jurisdiction.

Terms, Conditions and Compensation as to Offers and Sales by Distributors

3.           Offers and sales of Interests shall be on such terms and conditions as Distributors and DMR shall determine and shall be for compensation determined as provided herein.

 Suitability

4.           Distributors, through one of its authorized registered representatives, will solicit offers to buy Interests from only investors who Distributors has reasonable grounds to believe are accredited investors within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

Means of Purchase Payment

5.           Initial and any subsequent purchase payments for Interests shall be made to the applicable Fund, or as otherwise specified in such Fund's offering documents or subscription agreement.

Compensation to Distributors

6.           DMR will pay Distributors a $7,500 service fee due each year on May 1st and will otherwise reimburse Distributors for services and facilities provided by Distributors pursuant to this Agreement.  The service fee includes all direct and directly allocable expenses reasonably and equitably determined to be attributable to DMR by Distributors (including, without limitation, office clerical expenses, marketing support and administrative services), plus a reasonable charge for direct overhead.

Subject to the following paragraph, DMR will also pay Distributors a fee of $20,000 for each private offering of Interests.  Such amounts payable to Distributors shall comply with applicable compensation rules, terms and procedures as Distributors and DMR mutually agree upon from time to time.

The compensation provided to Distributors shall be determined at fair market value by reference to the arm’s length principle by the Organization of Economic Cooperation and Development, consistent with the interpretation adopted by The Canada Revenue Agency (“CRA”) and Internal Revenue Service (“IRS”) pursuant to Section 247 of the Income Tax Act (Canada) and Section 482 of the Internal Revenue Code (United States), respectively.  The compensation will be adjusted for any CRA or IRS audit adjustments or Competent Authority audit adjustments if the parties believe such adjustments are appropriate, as specified in the following paragraph.

 Compensation Adjustment Clause

(i)           The parties agree that the fees are subject to adjustment (a “primary fee adjustment”) by Distributors based on the annual fair market value of the services attributable to the Interests.  Distributors agree to notify DMR in writing of any primary fee adjustment.   In the event the primary fee adjustment results in payment of additional fee, DMR shall pay to Distributors the amount of such adjustment within thirty (30) days of receipt of a notice of fee adjustment.  In the event the primary fee adjustment results in a reduction of the fees already paid, Distributors shall pay to DMR the amount of such adjustment within thirty (30) days of receipt of a notice of primary fee adjustment.

(ii)           Further and notwithstanding any other provision of this Agreement, the parties confirm and agree that the fees contemplated hereunder and specifically in this Compensation Adjustment Clause (including without restriction any primary fee adjustment) are intended to be neither greater nor less than the fair market value of the relevant services in the context of the circumstances in which such services are provided.  If any taxing authority having jurisdiction in accordance with the provisions of applicable law issues, or proposes to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the amounts of such fees are less than or greater than the fair market value of the relevant services in the context of the circumstances in which such services are provided (a “secondary service fee adjustment”) and the parties agree with the adjustment issued or proposed  by such taxing authority or if they do not agree, any dispute in that connection has been finally determined in accordance with applicable law including without limitation a proceeding between relevant taxing authorities acting as the Competent Authorities in accordance with the terms of an income tax convention, then the amount of such secondary service fee adjustment shall be paid by Distributors or DMR, as the case may be, in accordance with applicable law in a period less than thirty (30) days.

(iii)            The parties specifically confirm their intention and agreement that neither the amount of any primary fee adjustment nor the amount of any secondary service fee adjustment is or should be understood to be or treated as an amount in the nature of a dividend, deemed dividend or other distribution of income.

Certain Services to be Provided by DMR; Control, Status, Compensation and Activities of DMR Personnel that Provide Said Services

7.           DMR agrees to provide support, administrative and other such services to Distributors, including personnel, to assist Distributors in the performance of its duties as placement agent for the Interests.  In providing such services, all personnel of DMR engaged in the sale of Interests shall at all times be properly licensed with the NASD and be subject to the supervision and control of Distributors.  All such personnel are hereby acknowledged and deemed to be associated persons of Distributors and therefore subject to the regulatory requirements and compliance procedures applicable to all registered representatives or principals of Distributors including but not limited to annual compliance meetings, office inspections, AML and noncash compensation rules.  DMR will accept Distributors supervision of the sale of Interests including its determination as to whether the 1800 Tysons Boulevard, McLean, Virginia location shall be deemed a “Branch Office” (or other appropriate designation) pursuant to NASD Rule 3010.

DMR aggress to promptly notify Distributors of the termination of any DMR employees involved in the sale or offering of the Interests or the services described in this provision.

8.           For the convenience of the parties, any compensation owed to such personnel in connection with the sale of Interests will be paid directly by DMR to such personnel as part of their salaries, consistent with such employee compensation and employee benefit plans as are maintained by DMR.  DMR shall bear all employer responsibilities and costs, including overhead, salaries, benefits, and taxes, associated with the personnel made available to Distributors.  Distributors acknowledges that personnel provided by DMR will not be exclusively engaged in securities distribution-related activities and that they may have other, non-securities-distribution, responsibilities as employees of DMR.

Maintenance of Certain Books and Records

9.           The books, accounts and records of Distributors and DMR as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions to ensure compliance with applicable regulatory and reporting requirements.  To the extent that any of Distributors or DMR maintains on behalf of any other of them any records required to be maintained by the other pursuant to applicable federal or state securities laws, regulations or NASD rules, such records shall be maintained as agent for the other party and remain the property of the party so required to maintain them, shall be surrendered promptly to that party upon its request, and shall at all times be subject to inspection by Distributors, SEC, NASD and any other appropriate governmental agency.  DMR agrees to maintain all records pertaining to the sale of the Interests in an easily accessible place for two years and thereafter in accordance with Distributors’ books and records requirements as set forth in the John Hancock Distributors LLC Compliance and Supervisory Manual, as amended.

DMR to Pay Certain Expenses

10.           DMR will pay the expenses of preparing and printing all Fund offering documents and agreements, and for like expenses actually incurred in connection with the offering, sale and delivery of Interests.  DMR will furnish Distributors with current versions of such offering documents and agreements in such numbers as Distributors may reasonably require from time to time.

Distributors to Pay Certain Expenses

11.           Distributors shall pay all fees and expenses in connection with its qualification as a broker-dealer, as contemplated by this Agreement.

Limit on Information that Distributors May Disseminate

12.           In connection with the offer, sale or delivery of Interests, Distributors will not give any information or make any representation other than information and representations contained in or not inconsistent with any applicable Fund offering documents.

Offering Materials

13.           DMR is responsible for the accuracy and completeness of the statements contained in the Private Placement Memoranda and other offering materials relating to the sale of Interests. Distributors will review the offering materials and agrees to use its best efforts to obtain any approvals or clearances required from the NASD, if applicable.  Any offering materials prepared by DMR or its designee must be approved by Distributors prior to use.

Indemnification

14.           DMR will indemnify and hold harmless Distributors from any and all claims, losses, liabilities, damages and expenses whatsoever arising out of any untrue statement or alleged untrue statement of material fact contained in the private placement memoranda or offering materials relating to the Funds and Interests or the omission or alleged omission therefrom and any violations by DMR of its representations and obligations set forth in this Placement Agreement.

15.           Distributors will indemnify and hold harmless DMR against any and all claims,  losses, liabilities, damages and expenses whatsoever directly arising out its responsibilities as Placement Agent of the Interests and any violation by Distributors of its representations and obligations set forth in this Placement Agreement.

Change, Waiver, Discharge or Termination of this Agreement

16.           No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Confirmations

17.           If and to the extent that Distributors and DMR so agree, DMR will, on behalf of Distributors, send any “confirmations” legally required to be sent in connection with issuance or receipt of payments under any of the Interests.

Indebtedness

18.           Distributors shall have no right to incur any indebtedness on behalf of DMR pursuant to this Agreement.  Distributors hereby authorizes DMR to set off Distributor’s liabilities to DMR against any and all amounts otherwise payable to Distributors pursuant hereto.

This Agreement Interpreted in Light of Securities Law Requirements

19.           This Agreement shall be subject to the applicable provisions of the Federal securities laws and the rules, regulations, and rulings thereunder, including such exemptions as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

Agreement by Distributors to Comply With Law

20.           Distributors shall, in offering, selling or delivering Interests, or in otherwise performing its obligations hereunder, comply with all laws and regulations, whether Federal or state, including but not limited to the recordkeeping and sales supervision requirements of such laws and regulations and rules of the NASD.

Agreement by DMR to Comply with Law

21.
DMR shall, in offering, selling or delivering Interests, or in otherwise performing its obligations hereunder, comply with all federal and state laws and regulations.  Counsel for DMR shall provide Distributors for each private offering a “blue sky memo” listing those jurisdictions in which the Interests may be offered and sold as of the time of commencement of the offering and shall update the “blue sky memo” as required, and at the time of commencement of the offering (and at the time of any amendment to the offering memorandum) confirm in writing  to Distributors that such counsel has reviewed the offering memorandum (other than any financial statements or projections) and is unaware of any untrue statement of material fact or omission contained in the offering memorandum that would render it misleading.

For each offering, DMR shall provide to Distributors a certification from a DMR Officer stating that he/she has reviewed the offering memorandum and that after reasonable investigation has reasonable grounds to believe that as of its date, the statements in the offering memorandum were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Complaints; Regulatory and Judicial Proceedings

22.           DMR and Distributors agree that (a) each party shall advise the other promptly of any substantive customer complaint that concerns any Fund or Interests, or of any notice of any regulatory investigation or proceeding or judicial process that concerns any Fund or Interests and that is received by a party with respect to Distributors or any agent, principal or representative or which may affect the sale of the Interests, and (b) Distributors and DMR will cooperate in investigating such complaint, and any response to such complaint which any of them has prepared will be sent to the other parties for approval not less than five business days prior to its transmittal to the customer or regulatory authority.

Notices

23.           All notices under this Agreement shall be given in writing and addressed as follows, or addressed to such other addresses as may be communicated from one party to the other parties:

(a)           if to Distributors, to:

John Hancock Distributors LLC
200 Bloor Street East
Toronto, Ontario M4W 1E5
Attention: Kathy Pettit, Chief Compliance Officer

(b)            if to DMR, to:

Declaration Management & Research LLC
1800 Tysons Boulevard, Suite 200
McLean, VA  22102
Attention:  President

with a copy to:

Declaration Management & Research LLC
Legal Office
197 Clarendon St., C-03-16
Boston, MA  02116
Attention:  Edmund Price

Termination

24.           This Agreement shall terminate automatically if it shall be assigned.  In addition, this Agreement may be terminated at any time on 90 days' written notice to the other party hereto, without the payment of any penalty, by Distributors or DMR.

Governing Law; Headings

25.           This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.  Headings in this Agreement are for convenience of reference only and shall have no substantive effect.

Counterparts

26.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year above written.

John Hancock Distributors LLC

By:	/
Name:
Title:

Declaration Management & Research LLC

By:	/
Name:
Title: